EXHIBIT 5.1

            OPINION OF COHEN BRAME & SMITH PROFESSIONAL CORPORATION

                         COHEN BRAME & SMITH
                        Professional Corporation
                          Attorneys at Law
                    One Norwest Center, Suite 1800
                         1700 Lincoln Street
                          Denver, CO 80203

                              December 22, 1998


Saba Petroleum Company
3201 Airpark Drive, Suite 201
Santa Maria, CA 93455

Re: Form S-1 Registration Statement relating to shares of $.001 par value Common Stock for Selling Security Holders

Ladies and Gentlemen:

        We have acted as counsel for Saba Petroleum Company (the "Company") in connection with the Form S-1 Registration Statement to be filed by the Company with the Securities and Exchange Commission relating to the shares of the Company's $.001 par value common stock (the "Common Stock") being offered for sale by certain holders of the Company's securities. As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.

        Based upon the foregoing, we are of the opinion that the shares of Common Stock being offered when sold in accordance with the terms set forth in the Registration Statement will be validly issued and outstanding, fully paid and nonassessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    /s/ Cohen Brame & Smith
                                    Professional Corporation